EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc.  Will Restate

Financial Statements

Portland, Oregon — (Business Wire)—March 28, 2005 — McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today announced it will correct the way it has accounted for operating leases to conform the accounting treatment to generally accepted accounting principles (“GAAP”) and that it will restate its consolidated financial statements for 2003 and 2002 and the unaudited quarterly consolidated financial statements for the first three quarters of 2004 previously included in filings with the Securities and Exchange Commission. The Company’s management and the Audit Committee discussed the restatement with its independent registered public accounting firm.  Accordingly, the Company’s previously issued consolidated financial statements in the reports the Company has filed with the SEC and the preliminary operating results for the fourth quarter of 2004 and for fiscal 2004 that the Company released on March 2, 2005 should no longer be relied on.

The Company will restate its annual and interim financial statements in its Annual Report on Form 10-K for the fiscal year ended December 25, 2004. Because the time and effort involved in fully determining the effect of the lease accounting adjustments and correcting its previously issued financial statements, the Company will file late its Annual Report on Form 10-K for fiscal 2004 due March 25, 2005.  While the Company has not completed its analysis, based on its review to date, the Company expects to increase its 2004 loss before income taxes by at least $1.1 million compared to the amount released in the March 2, 2005 preliminary results, and decrease 2003 income before income taxes by at least $1.1 million.  The restatement will impact occupancy costs, pre-opening expenses, and depreciation and amortization; it will not affect revenues or the Company's net cash balance.

The Company’s correction of its lease accounting was prompted in part by a February 7, 2005 letter from the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants expressing the SEC’s views regarding the proper accounting treatment of leases.

Lease Accounting Corrections

Historically, when accounting for leases with renewal options, the Company amortized its leasehold improvements on those properties over the shorter of the combined initial term and option periods of the lease (generally ranging from 20 to 30 years) or the useful life of the asset.  The Company had recognized rent expense on the straight-line basis from the opening date of the restaurant through the initial term of the lease.  It will be restating its financial statements to recognize rent expense on the straight-line basis over the expected lease term, including option periods where failure to exercise such options would result in an economic penalty. For purposes of calculating straight-line rents, the lease term commences on the date the property is ready for normal tenant improvements.  As a result, the Company will increase pre-opening and rent expenses in its restated financial statements.

The Company has historically netted tenant improvement allowances against the capitalized value of leasehold improvements.  It has determined that certain tenant improvement allowances should be considered lease incentives and recorded as a deferred rent credit and amortized as a reduction in rent expense over the expected lease term.  This change increases capitalized leasehold improvements and the deferred rent credit liability which results in increases in amortization expense and decreases in rent expense.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment.  Over the past 33 years, it has successfully grown to 52 restaurants in 22 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base – from casual diners, families and tourists to business travelers and special occasion diners.

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